Exhibit (p)(vi)
Column A Code of Ethics
Allianz Global Investors Advisory
Integrated US Compliance Policy Manual
As of October 2008

Column A Code of Ethics

1 INTRODUCTION	3
2 ANTI-MONEY LAUNDERING (“AML”)/ KNOW YOUR CLIENT (“KYC”) POLICY	4
3 BEST EXECUTION	11
4 INFORMATION BARRIERS	17
5 PRIVACY POLICY	19
6 PROXY VOTING POLICY	24
7 BUSINESS CONTINUITY POLICY	28
8 DIRECTED BROKERAGE IN CONSIDERATION OF FUND SALES	28
9 DIRECTED BROKERAGE POLICY	30
10 SOFT DOLLARS POLICY	31
11 TRAINING POLICY	34
12 WHISTLEBLOWER POLICY	36
13 AFFILIATED TRANSACTIONS POLICY	38
14 GIFT POLICY	43
15 ENTERTAINMENT POLICY	46
16 INSIDER TRADING POLICY	48
17 TRADE ALLOCATION POLICY	51
18 EXTERNAL COMMUNICATION POLICY	54
19 MONITORING OF INVESTMENT GUIDELINES POLICY	57
20 REGULATORY REPORTING	59
21 ERROR POLICY	60
22 VENDOR OVERSIGHT POLICY	65
23 ADVISORY CONTRACTS POLICY	71
24 CLIENT COMPLAINT POLICY	74
25 CROSS TRADING POLICY	76
26 CUSTODY OF CLIENT ASSETS POLICY	77
27 MARKETING AND ADVERTISING POLICY	78
28 SECURITY VALUATION POLICY	80
29 COMPLIANCE PROGRAM POLICY	84
30 CONFIDENTIAL AND PROPRIETARY INFORMATION POLICY	88
31 DOCUMENT RETENTION POLICY	89
32 POLITICAL AND CHARITABLE CONTRIBUTION POLICY	92
33 PORTFOLIO HOLDINGS DISCLOSURE POLICY	94
34 E-MAIL POLICY	94
35 CODE OF ETHICS	1

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35 Code of Ethics
AllianzGI Advisory
Code of Ethics
AllianzGI Advisory’s (“AGIA”) reputation for integrity and ethics is one of our most important assets. In order to safeguard this reputation, we believe it is essential not only to comply with relevant laws (national and foreign) and regulations but also to maintain high standards of personal and professional conduct at all times. AGIA’s Code of Ethics is designed to ensure that our conduct is at all times consistent with these standards, with our fiduciary obligations to our clients, and with industry and regulatory standards for investment managers.
The basic principles underlying AGIA’s Code of Ethics are as follows:
•	We will at all times conduct ourselves with integrity and distinction, putting first the interests of our clients.

•	Even if our clients are not harmed, we cannot take inappropriate advantage of information we learn through our position as fiduciaries.

•	We must take care to avoid even the appearance of impropriety in our personal actions.
The Code of Ethics contains detailed rules concerning personal securities transactions and other issues. In addition, the Code of Ethics sets forth the general principles that will apply even when the specific rules do not address a specific situation or are unclear or potentially inapplicable.
Although the Code of Ethics provides guidance with respect to many common types of situations, please remember that the Code of Ethics cannot address every possible circumstance that could give rise to a conflict of interest, a potential conflict of interest, or an appearance of impropriety. Whether or not a specific provision of the Code applies, each employee must conduct his or her activities in accordance with the general principles embodied in the Code of Ethics, and in a manner that is designed to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility. Technical compliance with the procedures incorporated in the Code of Ethics will not insulate actions that contravene your duties to AGIA and its clients from scrutiny and, in some cases, liability. Each employee should consider whether a particular action might give rise to an appearance of
© AllianzGI Advisory GmbH

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impropriety, even if the action itself is consistent with the employee’s duties to AGIA and its clients. Therefore, to protect yourself and the firm, please be alert for the potential for conflicts of interest, and please consult Compliance whenever questions arise concerning the application of the Code of Ethics to a particular situation.

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Table of Contents

1. Introduction	1
2. Persons Covered by the Code of Ethics	2
3. Rules Pertaining to Personal Securities Trading	3
3.1 General Rules Regarding Personal Securities Trading	3
3.2 Excessive Trading in Open-End Mutual Funds	4
3.3 The Pre-Clearance Process for Personal Securities Transactions	4
3.3.1 Required Approval — Equity and Equity-Related Securities	6
3.3.2 Required Approval — Fixed Income Securities	6
3.3.3 Trading Date	7
3.4 Special Situations	7
3.4.1 Special Types of Securities	7
3.4.2 Exempted Securities	8
3.4.2.1 Open-End Mutual Funds in which RCM is the Sub-Adviser	8
3.4.2.2 Derivative Instruments	9
3.4.2.3 Stock Index Futures	10
3.4.2.4 Limited and General Partnership Interests	10
3.4.3 Special Types of Transactions	10
3.4.3.1 Private Placements	10
3.4.3.2 Limit, GTC and Stop Loss Orders	11
3.4.3.3 Public Offerings	11
3.4.3.4 Non-Volitional Transactions	12
3.4.3.5 De Minimis Transactions in Certain Securities	13
3.4.3.6 Limited Exemption from the Blackout Periods	14
3.4.3.7 Other Special Transactions	14
3.4.3.8 Gifts	14
4.1 Third Party Accounts	15
4.2 Blackout Periods	15
4.3 Ban on Short-Term Trading Profits	17
4.4 Technical Compliance is Not Sufficient	19
4.5 Reporting Personal Securities Transactions	20
4.5.1 Pre-Clearance Forms	20
4.5.2 Duplicate Brokerage Confirmations	20
4.5.3 Quarterly Reports of Transactions	21
4.5.4 Initial and Annual Personal Holdings Report	21
5. What Beneficial Ownership Means	22
6. Other Conflicts of Interest	22
6.1. Providing Investment Advice to Others	22
6.2. Favoritism and Gifts	23
6.3. Disclosure of Interests of Members of Immediate Family	23
6.4. Disclosure of Information Concerning Securities Recommendations and Transactions	23
6.5. Prohibition on Serving as a Director	24
6.6. Insider Trading	24
6.7. Political Contribution Policy	24
7. Potential Consequences of Violations; Responsibilities of Supervisors	25
8. Questions Concerning the Code of Ethics	25
9. Forms To Be Executed	26
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Exhibits
ii

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1. Introduction
AllianzGI Advisory GmbH and its employees owe fiduciary duties to its clients under the laws of Germany, the United States, and other countries. These fiduciary duties require each of us to place the interests of our clients ahead of our own interests in all circumstances. Due to the special nature of some of our clients, special rules may also apply in some circumstances. These rules are discussed in more detail below. (These rules additional to the rules put forth in the Allianz Global Investors Germany Compliance Manual and relevant Management Instructions in place. Where different standards are defined, always apply the stricter standard. If in doubt, always consult Compliance.)
An integral part of our fiduciary duty is the obligation to avoid conflicts of interest.14 As a basic principle, you may not use your position, or information you learn at AGIA, so as to create a conflict or the appearance of a conflict between your personal interests and those of AGIA or any AGIA client. A conflict of interest (or the appearance of a conflict of interest) can arise even if there is no financial loss to AGIA or to any AGIA client, and regardless of the motivation of the employee involved.
The potential for conflicts of interest is apparent with respect to personal securities transactions, but conflicts of interest can arise in a variety of situations. Some of the more common examples are described in this Code of Ethics. The rules contained in the Code of Ethics are designed to minimize conflicts of interest and to avoid potential appearances of impropriety. As a result, all employees and members of their immediate families are required to adhere carefully to the elements of the Code of Ethics that are applicable to them. Compliance with AGIA’s Code of Ethics is a condition of employment. The sanctions that may result from violations of the Code of Ethics, which can include fines and/or dismissal, are outlined below.
Compliance with the Code of Ethics and interpretation of its requirements is the responsibility of AGIA’s CCO. If you have questions about whether a conflict of interest exists in a particular situation, or if you have questions relating to the requirements of the Code of Ethics, please contact Compliance. Also, if you believe that you have violated any of the requirements in the Code of Ethics, you should contact the Compliance immediately.

[14]	As used in this Code of Ethics, “Conflict of Interest” includes any conduct that is prohibited by Rule 204A-1 under the Investment Advisers Act of 1940 and by Rule 17j-1(b), as amended, under the Investment Company Act of 1940.

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Industry standards pertaining to matters such as personal securities trading can change over time, and AGIA is committed to maintaining high ethical standards for itself and its employees. Therefore, AGIA reserves the right to change any or all of the requirements of the Code of Ethics from time to time, as AGIA deems necessary or appropriate. AGIA also reserves the right, when in its judgment particular circumstances warrant, to impose more stringent requirements on particular employees or on all employees generally, or to grant exceptions to the requirements of the Code of Ethics in circumstances in which it believes an exception is warranted.
2. Persons Covered by the Code of Ethics
The provisions and requirements of the Code of Ethics apply to all officers, directors, and employees of AGIA, as well as its associated persons. The Code of Ethics also applies to all temporary employees and all contractors who work on AGIA’s premises, or who have access to AGIAs’s computer systems. In addition, special rules apply to transactions by or through proprietary accounts and benefit plans sponsored by AGIA.
All of the provisions and requirements of the Code of Ethics, including the rules pertaining to pre-clearance of personal securities transactions, also apply to persons who are closely connected to AGIA directors, officers and employees. Examples of closely connected persons include any family member who is presently living in your household, or to whose financial support you make a significant contribution, and trusts or estates over which you have investment control. In case of any doubt, please contact Compliance.
Although persons who are not closely connected to you are not required to comply with the pre-clearance and other procedures contained in the Code of Ethics, such persons may not take improper advantage of information that they may receive from you regarding the activity or holdings of AGIA clients. In addition, it would be a violation of the Code of Ethics and potentially a violation of AGIA’s Policies and Procedures Designed to Detect and Prevent Insider Trading (the “Insider Trading Policy”) for any AGIA employee to arrange for a friend or relative to trade in a security in which that AGIA employee would be precluded from trading for his or her own account. It may also be a violation of the Code of Ethics or the Insider Trading Policy for an AGIA employee to give information about the activity or holdings of AGIA clients to any person for the purpose of facilitating securities trading by that person. AGIA reserves the right, when AGIA deems it necessary or appropriate, to apply the requirements of the

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Code of Ethics to persons who are not necessarily members of your “immediate family,” as defined in the Code of Ethics.
Associated persons located in RCM UK offices are subject only to the Code of Ethics of RCM UK, which are administered by RCM UK Legal & Compliance. In order to ascertain that associated persons of AGIA at the RCM UK offices conduct themselves according to the spirit and the rules of the Code of Ethics, AGIA’s CCO will conduct annual reviews of the personal account dealings of these associated persons.
3. Rules Relating to Personal Securities Transactions
Personal securities trading by investment management personnel has come under intensive scrutiny over the last several years, and regulators have pursued several highly publicized enforcement actions. The BAFin SEC, the Investment Company Institute (the “ICI”), and the Association for Investment Management and Research (“AIMR”) have all published reports and established standards regarding personal securities trading by the staffs of investment management firms. In addition, the BAFin and the SEC adopted rules that apply to personal securities trading by AGIA personnel. As a result, all AGIA employees should be careful to conduct their personal securities transactions in accordance with all of the requirements of the Code of Ethics.
3.1 General Rules Regarding Personal Securities Trading
You and persons closely connected to you15 must conduct your personal securities trading in a manner that does not give rise to either a conflict of interest, or the appearance of a conflict of interest, with the interests of any AGIA client, including the Funds. Please bear in mind that, if a conflict of interest arises, you may be frozen in, or prohibited from trading, securities in which you have an existing position. Any losses suffered due to compliance with the requirements of the Code of Ethics are the employee’s sole responsibility. Each employee should evaluate this risk before engaging in any personal securities transaction.
The rules regarding personal securities transactions that are contained in the Code of Ethics are designed to address potential conflicts of interests and to minimize any potential appearance of impropriety. These rules include the following:

[15]	This Code of Ethics frequently describes the responsibilities of employees. However all references to employees are intended to include persons closely connected to them.

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•	Pre-clearance of personal securities transactions

•	Exemption for certain types of securities, and certain types of transactions

•	Review of duplicate brokerage confirmations

•	Prohibition on personal securities transactions during a “blackout period” before and after client trades

•	Ban on short-term trading profits

•	Quarterly reporting of personal securities transactions

•	Securities Holdings Reports, upon employment and annually thereafter.
The details regarding each of the rules with respect to personal securities transactions are discussed in greater detail below.
3.2 Excessive Trading in Open-End Mutual Funds
Excessive trading16 in open-end mutual funds for which RCM serves as the adviser or sub-adviser is strictly prohibited. Such activity can raise transaction costs for the funds, disrupt the fund’s stated portfolio management strategy, require a fund to maintain an elevated cash position, and result in lost opportunity costs and forced liquidations. Excessive trading in open-end mutual funds can also result in unwanted taxable capital gains for fund shareholders and reduce the fund’s long-term performance.
3.3 The Pre-Clearance Process
As noted above, in order to avoid conflicts of interest, AGIA requires written pre-clearance of purchases and sales of all publicly or privately held securities (including limited partnership interests and derivative instruments) that are or would be beneficially owned by its employees. This pre-clearance requirement is intended to protect both AGIA and its employees from even the potential appearance of impropriety with respect to any employee’s personal trading activity. Whether or not you pre-clear a personal security transaction, if it is later determined that AGIA was buying or selling that security (or other securities of the same issuer, or related derivative securities) for one or more clients on that day, you may be required to cancel, liquidate or otherwise unwind your trade.
Certain associated persons of AGIA located in Frankfurt, and AGIA’s management, will go through a two tier pre-clearance process through AGIA’s and RCM UK’s Compliance departments.

[16]	Excessive trading will be defined by the Compliance Committee in its sole discretion. However, no employee may engage in roundtrip transactions that are in excess of a fund’s stated policy as disclosed in its prospectus. One roundtrip transaction is typically a purchase, a sale and then a subsequent repurchase of the same mutual fund.

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The pre-clearance requirement applies to all securities, including stocks, bonds, unit trusts, partnership and similar interests, notes, warrants, or other related financial instruments such as futures and options. Pre-clearance also is required for transactions in instruments issued by foreign corporations, governments, states, or municipalities. Specific exceptions to the pre-clearance requirement are listed below. If you have any doubt as to whether the pre-clearance requirement applies to a particular transaction, please check with Compliance before entering into that transaction.
The pre-clearance requirement is satisfied when either Compliance confirms to the employee that their request to purchase or sell a security has been granted (if applicable Exhibit A-1 must be provided), or when the appropriate Personal Securities Transaction Pre- Clearance Form for Partnerships and LLCs (Exhibit A-2) or Secondary Public Offerings and Private Placements (Exhibit A-3) has been completed. AGIA and all employees must treat the pre-clearance process as confidential and not disclose any information except as required by law or for appropriate business purposes.
Please remember that pre-clearance is not automatically granted for every trade. For example, if AGIA is considering the purchase of a security in client accounts, or if an order to effect transactions in a security for one or more client accounts is open (or unfilled) on the trading desk, pre-clearance will be denied until AGIA is no longer considering the purchase or sale of the security, or the order is filled or withdrawn, and until the applicable blackout period has ended.
In addition, please remember that pre-clearance is only given for the specific trade date, with the exception of limit orders. You may not change the trade date, and you may not materially increase the size of your order or limit price, without obtaining a new pre-clearance. You may, however, decrease the size of your trade without obtaining a new pre-clearance. Moreover, you need not place an order for which you have obtained pre-clearance. If you choose not to place that order, however, you must obtain a new pre-clearance if you change your mind on a later date and wish to then enter the order.
Failure to obtain appropriate pre-clearance for personal security transactions is a serious breach of AGIA rules. Employees are responsible for compliance with the Code of Ethics by persons closely connected to them. If you fail to obtain pre-clearance, or if your personal transaction in a particular security is executed within the applicable blackout period, you may be required to cancel, liquidate, or otherwise unwind that transaction. In such event, you will be required to bear any loss that occurs, and any resulting profit must be donated to a charity specified by AGIA (with suitable evidence of such donation provided to AGIA) or forfeited to AGIA, in AGIA’s discretion.

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All violations of the pre-clearance requirement will be reported to AGIA management and, when appropriate, to the applicable Board of Directors of a funds of which AGIA serves as the adviser or sub adviser. Violations may subject you to disciplinary action, up to and including discharge. The disciplinary action taken will depend on all of the facts and circumstances.
3.3.1 Required Approval — Equity and Equity-Related Securities
For proposed transactions in common stocks, preferred stocks, securities convertible into common or preferred stock, warrants and options on common or preferred stocks, or on convertible securities Compliance will receive the prior approval of each of the following persons before confirming to the employee that the proposed transaction has been approved:
1.	The Head of Equity Trading or such person as he or she may designate during his or her absence.

2.	An appropriate representative from the investment management staff who may cover that security. For this purpose, members of investment management staff should not pre-clear any proposed transaction if they believe that AGIA may effect a transaction in the subject security within the next three (3) business days.
3.3.2 Required Approval — Fixed Income Securities
For proposed transactions in corporate debt securities, foreign, state, or local government securities, municipal debt securities, and other types of debt securities (or options or futures on these types of securities), Compliance on behalf of AGlA’s employees will receive the prior approval of a fixed income manager. For this purpose, the fixed income portfolio manager should not pre-clear any proposed transaction if they believe that AGIA may effect a transaction in the subject security within the next three (3) business days.
As appropriate, members of the investment management staff, the fixed income manager may pre-clear, respectively, equity or fixed income security. Other Portfolio Managers and Research Analysts may pre-clear for sectors, regions or securities for which they have actual responsibility. Authorization to pre-clear employee transactions may change from time to time. While Compliance will avoid such conflicts, as a general rule, no person may pre-clear for himself or herself, and no person may pre-clear in more than one capacity.
Compliance will retain documentation evidencing who pre-cleared each employee transaction.

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3.3.3 Trading Date
You must initiate all trading instructions on the date that you list as the proposed trade date. If for some reason you cannot initiate trade instructions on that date, you must resubmit your pre-clearance request to Compliance for review and possible approval.
Ordinarily, the date on which you initiate your trade instructions should be the date on which the trade is actually executed. However, there are several exceptions to this general rule. The first involves limit, good-till-cancelled (“GTC”), and stop-loss orders. For purposes of the Code of Ethics, the trading date for a limit, GTC or a stop-loss order is the date on which you give the order to your broker, not the date on which the order is finally executed in accordance with your instructions. Therefore, if your limit, GTC or stop-loss order is entered with the broker in accordance with the pre-clearance requirements and consistent with the applicable blackout period, the subsequent execution of that trade will satisfy the requirements of the Code of Ethics, even if AGIA subsequently enters trades for client accounts that are executed on the same day as your limit, GTC or stop-loss order is executed. Limit, GTC and stop-loss orders are discussed in greater detail below.
In some cases, you may place an order for securities where the proposed trading date has not yet been established by the seller or issuer. In such cases, you should indicate, when you are requesting pre-clearance approval, that the trading date will be the date on which the seller or issuer finalizes the trade. However, if the trade is part of a secondary public offering of securities, such trades must not conflict with AGIA client trades. Therefore, if AGIA subsequently places an order for those securities on behalf of client accounts, you will be required to cancel or unwind your trade.
3.4 Special Situations
From time to time, a variety of special situations can arise with respect to personal securities transactions. Based on our experience, the Code of Ethics has been tailored to accommodate the particular circumstances that may arise, and to create detailed rules that should apply in these special situations. These special situations fall into two broad categories: special types of securities, and special types of transactions.
3.4.1 Special Types of Securities
Personal securities transactions in certain types of instruments are not covered by all of the requirements of the Code of Ethics. A description of these instruments is set forth below. If you have any doubt as to whether transactions in a particular type of instrument must be pre-cleared, please check with Compliance before the transaction.

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3.4.2 Exempted Securities.
You may engage in transactions in any “Exempted Security” without obtaining pre-clearance. Transactions involving instruments issued by the national governments of Germany, Japan, and the United Kingdom, are transactions in Exempted Securities and need not be reported on your quarterly personal securities transaction report. These securities and instruments include the following:
•	Savings and retirement plans, automatic reinvestments of dividends, income or interest received from mutual funds

•	Treasury bonds, Treasury notes, Treasury bills, U.S. Savings Bonds, and other instruments issued by the U.S. Government, and similar instruments issued by the national governments of Germany, Japan, and the United Kingdom;

•	High quality, short-term debt instruments issued by a banking institution, such as bankers’ acceptances and bank certificates of deposit;
Similarly, the Code of Ethics does not apply to trades in derivatives based on any of these securities, except as discussed below.
3.4.2.1 Open-End and Closed-End Mutual Funds Advised or Sub Advised by AGI or its Affiliates
A 60-day holding period applies to all active purchases of the funds sponsored by Allianz Global Investors and its affiliates, including any open-end or closed-end mutual funds advised or sub advised by AGIA. This holding restriction does not apply to automatic contributions to your savings and retirement plans or automatic reinvestments of dividends, income or interest received from the mutual fund.
All transactions in these funds must be executed in a brokerage account that has been disclosed to the firm No transactions in these funds can be executed directly through the applicable mutual fund sponsor.
You must report all such transactions on your quarterly personal securities transaction report and report all such holdings on your annual holdings report. There are no reporting requirements for any such mutual fund transactions executed through or holdings held in the savings or retirement plan.
While open-end mutual funds advised or sub-advised by AGI or its affiliates do not require pre-clearance approval, closed-end mutual funds managed by AGI or its affiliates do. If you would like to purchase or sell a closed-end mutual fund managed by AGI or its affiliates, please contact Compliance to obtain the necessary form.

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3.4.2.2 Derivative Instruments.
The same rules that apply to other securities apply to derivative instruments, such as options, futures, and options on futures. If the instrument underlying a derivative instrument is an instrument to which the requirements of the Code of Ethics would otherwise apply, you must satisfy the same pre-clearance procedures as if you were trading in the underlying instrument itself. Therefore, as an example, you must pre-clear transactions in options on securities, other than options and futures on Exempted Securities. (Options and futures on government securities are not subject to the pre-clearance requirements, but should be reported on your quarterly report of personal securities transactions.) Transactions in derivative instruments based on broad-based indexes of securities, such as stock index options or stock index futures need not be pre-cleared (see below.)
AGIA employees should remember that trading in derivative instruments involves special risks. Derivative instruments ordinarily have greater volatility than the underlying securities. Furthermore, if AGIA is trading in the underlying security on behalf of clients, you may be precluded from closing your position in a derivative instrument for a period of time, and as a result you may incur a significant loss. Such a loss would be solely your responsibility, and you should evaluate that risk prior to engaging in a transaction with respect to any derivative instrument.
In addition, derivative securities ordinarily expire at a stated time. If AGIA is trading in the underlying security on behalf of clients around the time of expiration, you will be unable to sell that derivative instrument at that time, unless you have given your broker, in advance, a standing instruction to close out all profitable derivatives positions on the expiration date without any further instruction from you. In such an event, you must either (a) in the case of stock options, exercise the option on the expiration date (the exercise of an option is not subject to the requirements of the Code of Ethics), or (b) allow the derivative security to expire, subject to the usual rules of the exchange on which that instrument is traded.17
If you choose to exercise a stock option on expiration, you do not need to request pre-clearance approval from the Compliance Department. Please remember, however, that you may be required to make a substantial payment in order to exercise an option, and you must comply with the usual pre-clearance process in order to sell (or buy) the

[17]	In some cases, derivative instruments that are “in the money” will be automatically cashed out on expiration without any instruction from the holder of that security. Any action that is taken without instruction on your part does not require pre-clearance under the Code of Ethics.

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underlying security so acquired (or sold). When you request pre-clearance approval from Compliance, for the underlying security, please notify the Compliance through email (via the email address available for pre-clearance) that the securities in question were acquired through the exercise of an option at expiration.
3.4.2.3 Stock Index Futures
The pre-clearance requirements of the Code of Ethics do not apply to purchases and sales of stock index options or stock index futures. However, such transactions must be reported on the Employee’s quarterly personal securities transactions report.
3.4.2.4 Limited and General Partnership Interests
The requirements of the Code of Ethics, including the pre-clearance requirements, apply to the acquisition of limited and general partnership interests. Once you have obtained pre-clearance to acquire a general or a limited partnership interest in a particular partnership, you are not required to pre-clear mandatory capital calls that are made to all partners thereafter. However, you are required to pre-clear capital calls that are not mandatory, and you should report such acquisitions on your quarterly report of securities transactions and on your annual statement of securities holdings.
3.4.3 Special Types of Transactions
Special rules apply to certain types of transactions under the Code of Ethics. In some cases (such as non-volitional trades), you may engage in these transactions without obtaining pre-clearance. In other cases (such as private placements or public offerings), the rules that apply to these transactions are more stringent than the usual rules. These special types of transactions, and the rules that apply to them, are as follows:
3.4.3.1 Private Placements
Acquisition of securities in a private placement is covered by AGIA’s Code of Ethics, and is subject to special pre-clearance rules. Participation in a private placement must be pre-cleared by AGIA’s CCO. No additional pre-clearance by the Trading Desk or by the investment management staff is required. A special pre-clearance form should be used for participation in private placements (Exhibit A-3).
AGIA employees may not invest in private placements if the opportunity to invest in that private placement could be considered a favor or gift designed to influence that employee’s judgment in the performance of his or her job duties or as compensation for services rendered to the issuer. In determining whether to grant prior approval for any investment in a private placement, AGIA will consider, among other things, whether it would be possible (and appropriate) to reserve that investment opportunity for one or more of AGIA’s clients, as well

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as whether the opportunity to invest in the private placement has been offered to the employee as a favor or a gift, or as compensation for services rendered.
In addition, investment personnel who have been authorized to acquire securities in a private placement must disclose that investment to their supervisor when they play a part in any subsequent decision of an investment in any security of that issuer, if they still hold it. In such circumstances, any decision to purchase securities of that issuer should be subject to an independent review by investment personnel with no personal interest in the issuer, and with knowledge of the conflict of interest that may be present with respect to other investment personnel.
3.4.3.2 Limit, GTC and Stop Loss Orders
AGIA employees are permitted to use limit, GTC and stop-loss orders for trading purposes. Limit, GTC and stop-loss orders must follow the usual pre-clearance mechanisms for personal securities transactions. In the case of a limit, GTC or a stop-loss order, however, the trading date is the date on which you place the order with your broker, subject to the price instructions that you have given to your broker, even if the trade is ultimately executed on a later date. If the limit, GTC or stop-loss order is not subsequently canceled or modified, but is executed without further instructions on a subsequent date, you do not need to obtain an additional pre-clearance. You should, however, report execution of that transaction on the appropriate quarterly personal securities transaction report. In addition, if you change the instructions related to any limit, GTC or stop-loss order (for example, if you change the limit price), you must obtain a new pre-clearance.
Limit, GTC and stop-loss orders create the potential for AGIA employees to be trading in the same securities, at the same times, as AGIA clients are trading in such securities. Because of this possibility, it is particularly important to be scrupulous about following the procedures regarding limit, GTC and stop-loss orders, and to obtain a new pre-clearance whenever you change the broker’s instructions with respect to a limit, GTC or a stop-loss order. If you follow the appropriate procedures, and if the date on which you place the order does not fall within the applicable “blackout period” described below, you will not be deemed to have violated the Code of Ethics or required to break your trade if your limit order or stop-loss order is executed on the same day as trades in that security are executed on behalf of AGIA clients.
3.4.3.3 Public Offerings
Public offerings give rise to potential conflicts of interest that are greater than those that are present in other types of personal securities transactions. As a result, the following rules apply to public offerings:

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•	Employees are prohibited from purchasing equity and equity-related securities in initial public offerings of those securities, whether or not AGIA client accounts participate in the offering, except as described below.

•	Employees are permitted to purchase equity and equity-related securities in secondary offerings if AGIA client accounts do not hold the security, and if no AGIA portfolio manager wishes to participate in the offering for client accounts.

•	Employees are permitted to purchase equity and equity-related securities in rights offerings if the opportunity to purchase is extended equally to all holders of the company’s common stock.

•	Employees are permitted to purchase debt securities, such as municipal securities, in public offerings, unless AGIA client accounts are participating in that offering. AGIA employees cannot participate in any public offering for debt securities if AGIA client accounts are participating in that offering. This limitation does not apply to auctions of Treasury securities.

•	Employees are permitted to purchase certain types of equity and equity-related securities (i.e., limited partnership interests, REITs) in public offerings, if AGIA ordinarily does not purchase those types of securities for client accounts and in fact is not participating in the offering for client accounts. A special pre-clearance form should be used for purchases of limited partnership interests. If you have any doubt as to whether you may purchase a particular security in a public offering, please check with Compliance in advance.

•	Any purchase of any security in a public offering, even if permitted under these rules must be pre-cleared under the normal pre-clearance procedures.
3.4.3.4 Non-Volitional Transactions
The pre-clearance requirements of the Code of Ethics do not apply to transactions as to which you do not exercise investment discretion at the time of the transaction. For example, if a security that you own is called by the issuer of that security, you do not need to pre-clear that transaction, and you may deliver that security without pre-clearance. Similarly, if an option that you have written is exercised against you, you may deliver securities pursuant to that option without pre-clearing that transaction. (If it is necessary to purchase securities in order to deliver them, though, you must pre-clear that purchase transaction.) Likewise, if the rules of an exchange provide for automatic exercise or liquidation of an in-the-money derivative instrument upon expiration, the exercise or liquidation of that position by the exchange does not require pre-clearance. Please remember, though, that you must report non-volitional trades on your quarterly personal securities transaction report form.

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3.4.3.5 De Minimis Transactions in Certain Securities.
You are not required to pre-clear de minimis transactions in certain highly liquid securities. Any de minimis transaction that you enter into would not be subject to the otherwise applicable “blackout period,” described below. For this purpose, a de minimis transaction is defined to include (but not limited to) the following:
•	5000 or fewer shares of any stock that is included in any of the following stock indices (each a “De Minimis Index”):
1.	Top 250 companies of the S&P 500 Stock Index

2.	The FTSE Global 100 Index and the respective companies

3.	The Heng Seng Index and the respective companies.

4.	The DAX 100 Index and the respective companies

5.	The EuroStoxx 50 Index and the respective companies
The list of securities that are eligible for this exemption from pre-clearance and the applicable “blackout period” are included on the Compliance Department’s Intranet Site under “De Minimis Transaction Securities”. This list is updated on a –semi-annual basis. Only those securities included on the list will be exempt from the Code’s pre-clearance and “blackout period” requirements.
•	$100,000 or less of face value any obligation issues or guaranteed by the US government or any national government of a foreign country (including their agencies or instrumentalities).

•	Registered Closed-end Mutual Funds for which AGIA or an affiliate does not serve as Adviser or Sub-Adviser (See Page 8 for restrictions that apply to transactions in those closed-end mutual funds where AGIA is the adviser or sub-adviser).

•	Pre-approved “Exchange Traded Funds and other Commingled Products” (as defined below) that trade on the major markets.
The list of Exchange Traded Funds and other Commingled Products that are eligible for this exemption are included in Compliance’s Intranet Site under “De Minimis Transaction Securities”. Only those securities included on the list will be eligible for this exemption from the Code’s pre-clearance and “blackout period” requirements. For the time being Exchange Traded Funds will be treated as Third Party Funds.
For purposes of this exemption, Exchange Traded Funds and other Commingled Products are defined as securities that either track a broad based index (e.g. S&P 500, Nasdaq 100, etc.) or represent a sufficiently

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broad basket of individual issuers’ securities. Generally, at least 30 issuers will need to comprise such a basket, and no one issuer should account for more than 15% of the instrument, for it to be considered “sufficiently broad”. If there is a security that you believe should be exempt that is not included on this list, please contact Compliance so that they can determine whether it may be added to the list.
You must, however, report all such transactions on your quarterly personal securities transaction report and all holdings on your annual holdings report. It is your responsibility to make certain that the company or instrument in question is included in a De Minimis Index or is included in the eligible list of “Exchange Traded Funds and other Commingled Products” prior to entering into a transaction.
3.4.3.6 Limited Exemption from the Blackout Periods for Liquidations
You may sell up to 5,000 shares of any security, and not be subject to the applicable blackout periods, so long as the following requirements are satisfied:
1.	Such transactions may only be executed on dates pre-determined by Compliance. These dates are posted on Compliance’s Intranet Site.

2.	Written notification of such trades must be submitted to Compliance at least 30 days prior to the pre-determined trade dates. Written notification must be provided using the form attached as Exhibit F.

3.	If your order is not completed by your broker on a pre-determined trade date, you must cancel the remaining uncompleted order.

4.	You can only provide notification of up to 12 transactions each calendar year regardless of whether or not the orders are executed.
3.4.3.7 Other Special Transactions
Special rules also apply to tender offers, participation in and purchases of securities through dividend reinvestment plans and periodic purchase plans, the receipt of stock dividends, the exercise of options or other rights. If you wish to participate in these plans or transactions (or similar plans or transactions), please contact Compliance.
3.4.3.8 Gifts
Gifts of securities fall into two broad categories: (i) gifts of securities made to others; and (ii) gifts of securities received.
Gifts of securities made to others, such as relatives or charities, are treated as a disposition of beneficial ownership, and must be pre-cleared like any other securities transaction prior to transfer of the securities. Of course, given the vagaries of the securities settlement

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system, it may not be possible to identify with precision the date on which a gift transfer will actually take place. For that reason, AGIA may, in its discretion, waive certain technical violations of the pre-clearance requirement with respect to gifts of securities, if (i) the gift transaction was pre-cleared in advance, but transfer of the securities was delayed beyond the pre-clearance date, and the securities in question were not immediately sold by the transferee, or (ii) if the facts and circumstances warrant.
Gifts of securities received depend on the nature of the gift. In the ordinary case, if you receive securities as a gift, receipt of that gift is non-volitional on your part, and you cannot control the timing of the gift. Therefore, as a practical matter, you are not required to pre-clear receipts of securities in such cases. Please remember, though, that you cannot use the gift rules to circumvent the pre-clearance requirements. Therefore, if a gift of securities that you receive is not truly non-volitional, you must pre-clear that gift like any other securities acquisition.
4.1 Third Party Accounts
Situations sometimes arise in which you nominally have beneficial ownership over a particular account, but where in reality you do not exercise direct or indirect influence or control over that account, and where you provide no investment advice with respect to the investment decisions made with respect to that account. These accounts are referred to in the Code of Ethics as “Third Party Accounts”. An AGIA employee, with the prior approval (See Exhibit B) of Compliance, may be exempted from pre-clearance with respect to transactions in a Third Party Account if certain conditions are met.
If you have a Third Party Account, and if you feel that compliance with the pre-clearance and/or quarterly reporting obligations would be burdensome and unnecessary, please see Compliance. Determinations as to whether to grant a waiver from the Code of Ethics will be made on a case-by-case basis. Depending on all of the facts and circumstances, additional requirements may be imposed, as deemed necessary or appropriate. Notwithstanding this limited exception, AGIA reserves the right at any time, in the discretion of Compliance, to require reports of securities transactions in any Third Party Account for any time period and otherwise to modify or revoke a Third Party Account exception that has been granted.
4.2 Blackout Periods
Potential conflicts of interest are of particular concern when an employee buys or sells a particular security at or near the same time as AGIA buys or sells that security for client accounts. The potential appearance of impropriety in such cases is particularly severe if that

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employee acts as the portfolio manager for the client accounts in question.
In order to reduce the potential for conflicts of interest and the potential appearance of impropriety that can arise in such situations, the Code of Ethics prohibits employees from trading during a certain period before and after AGIA enters trades on behalf of AGIA clients. The period during which personal securities transactions is prohibited is commonly referred to as a “blackout period.”
The applicable blackout period will vary, depending on whether or not you are a portfolio manager.
If you are not a portfolio manager or analyst that effects transactions in portfolios the blackout period is the same day on which a trade is conducted, or on which an order is pending, for an AGIA client. Therefore, as an example, if AGIA is purchasing a particular security on behalf of its clients on Monday, Tuesday, and Wednesday, you may not trade in that security until Thursday.
If you are a portfolio manager or analyst that effects transactions in portfolios the blackout period will depend on whether you manage Fund portfolios or separately managed client portfolios and on whether the security complies with the de minimis transaction exemption.
•	For open-end and closed-end mutual funds (“Fund”), the blackout period is seven calendar days before and seven calendar days after any trade by a Fund for whose portfolio you have investment discretion and for which pre-clearance is required. Therefore, as an example, if the AGI Concentra Fund purchases a particular security on Day 8, all individuals that have investment discretion over the AGI Concentra Fund would be precluded (with the exception of those securities not subject to the pre-clearance requirements) from purchasing or selling that security for their own accounts from Day 1 through Day 15.

•	For separately managed client portfolios, the blackout period is one business day before and one business day after any trade by any such client portfolio for which you have investment discretion and for which pre-clearance is required. Therefore, as an example, if a client account trades in a particular security on Day 2, individuals who have investment discretion over that client account may not trade in that security on Day 1, Day 2, or Day 3.

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•	For those securities that comply with the de minimis transaction exemption, the blackout period is the same day as a trade in an account over which you have investment discretion.
AGIA recognizes that the application of the blackout period during the period prior to a mutual fund’s or a client’s transactions poses certain procedural difficulties and may result in inadvertent violations of the Code of Ethics from time to time. Nevertheless, virtually every industry group that has examined the issues surrounding personal securities trading has recommended the imposition of a blackout period. As a result, employees should consider carefully the potential consequences of the applicable blackout period before engaging in personal securities transactions in securities which AGIA holds, or might consider holding, in client accounts.
If a previously entered employee trade falls within the applicable blackout period, the employee must reverse that trade. If the trade can be reversed prior to settlement, the employee should do so, with the cost of reversal being borne by the employee. If the trade cannot be reversed prior to settlement, then Compliance, at its discretion, can require the employee to engage in an offsetting transaction or may determine another appropriate method to resolve the conflict; in such event, you will be required to bear any loss that occurs, and any resulting profit must be donated to a charity (with suitable evidence of such donation provided to AGIA). While Compliance attempts to mitigate the possibility that any employee’s transaction will conflict with this requirement, the employee assumes the risk once he or she initiates the execution of an order.
The blackout period does not apply to securities or transactions that are exempted from the requirements of the Code of Ethics or comply with the Limited Exemption from the Blackout Periods for Liquidations as described earlier in this Code. Thus, for example, the blackout period does not apply to transactions in U.S. government securities, or to non-volitional transactions. If you have any questions or doubts about the application of the blackout period to a particular situation, please consult Compliance before you enter a trade.
4.3 Ban on Short-Term Trading Profits
Short-term trading involves higher risks of front-running and abuse of confidential information. As a result, each employee’s personal securities transactions should be for investment purposes, and not for the purpose of generating short-term trading profits. As a result, AGIA employees are prohibited from profiting from the purchase and sale (or in the case of short sales or similar transactions, the sale and purchase) of the same (or equivalent) securities within 60 calendar days. Therefore, as an example, if you purchase a particular security on day 1 (after pre-clearing the transaction), you may sell that security on day 61

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(again, after obtaining pre-clearance) and retain the profit. Compliance will not review how long the employee has held each security before granting pre-clearance approval. As a result, it is the employee’s sole responsibility to make sure that they comply with this requirement.
This prohibition does not apply to (i) securities and transactions, such as government securities and shares of money market funds and open-end investment companies that are generally exempt from the pre-clearance requirements of the Code of Ethics, including:
•	Exempted Securities

•	De minimis transactions involving obligations of the US government or the national government of any foreign country (including their agencies or instrumentalities)

•	De minimis transactions involving a De Minimis Index and the respective companies at the time of the transaction

•	Transactions in closed-end or open-end mutual funds advised or sub-advised by AGIA.
If a violation of this prohibition results from a transaction that can be reversed prior to settlement, that transaction should be reversed. The employee is responsible for any cost of reversing the transaction. If reversal is impractical or not feasible, then any profit realized on that transaction must be donated to a charitable organization (with suitable evidence of such donation provided to AGIA).
In certain instances, you may wish to sell a security within the 60-day holding period and to forfeit any gain that you may have received with respect to that transaction. If that intention is disclosed to the firm, and if you do in fact forfeit any profit that you may have received, a sale within the 60-day period will not be considered a violation of the Code of Ethics. In addition, you may sell securities at a loss within the 60-day period (subject to pre-clearance if applicable) without violating the Code of Ethics.
Please remember that you can match transactions outside the 60-day holding period in order to avoid a violation of this provision. For example, if you purchase 100 shares of a security on day 1, and 100 more shares on day 200, you can sell up to 100 shares of the total 200 shares that you hold on day 250 (because you are matching the sale on day 250 against the purchase on day 1). If you sell 200 shares on day 250, though, any profit realized on the second 100 shares would be required to be disgorged.
This prohibition may, in many instances, limit the utility of options and futures trading, short sales of securities, and other types of legitimate investment activity. In order to ameliorate the effect of this prohibition,

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AGIA will allow employees to “tack” holding periods in appropriate circumstances. For example, if you hold an option for 30 days, then exercise the option, and continue to hold the underlying security for 30 days, you will be permitted to “tack” (i.e., add together) the holding period of the option to the holding period of the security held through exercise of the option. Similarly, if you “roll” an option or a future that is due to expire shortly into the same option or future with a longer maturity by selling the expiring instrument and simultaneously buying the longer maturity instrument, you will be permitted to “tack” the holding period of the expiring option or future to the holding period of the longer maturity instrument.
Tacking rules are complex. To avoid situations that may require you to disgorge profits, we recommend consulting Compliance in any instance in which you would seek to “tack” holding periods.
In addition, short-term trading profits may be realized unintentionally, if, for example, the issuer of a particular security calls that security or becomes the subject of a takeover bid. Dividend reinvestment of shares also may inadvertently create short-term trading profits. Exceptions to the prohibition on short-term trading profits will be permitted in cases involving non-volitional trades, but only if no abuse or circumvention of the policy is involved. For example, if you purchase a security that you are aware is the subject of a takeover, you may not be permitted to keep any short-term profit resulting from a subsequent involuntary sale of that security.
Other exceptions from the prohibition against short-term trading profits may be permitted in the discretion of Compliance when no abuse is involved and when the equities strongly support an exemption (for example, in the case of an unanticipated urgent need to liquidate securities to obtain cash (hardship situation), or where clients do not hold the securities in question).
4.4 Technical Compliance Is Not Sufficient
As has been stated previously in this Code, AGIA and its employees are fiduciaries subject to the highest standards of care and must always act in our clients’ best interests. IT IS NOT APPROPRIATE TO RELY ON MERE TECHNICAL COMPLIANCE WITH THE RULES SET OUT IN THIS CODE. Moreover, regulators, including BAFin, the UK FSA and the SEC, closely scrutinize personal securities transactions by investment professionals to ensure that they conform to fiduciary principles. As a result you should always remember that we all have an obligation to put our client’s interests ahead of our own in all circumstances.

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4.5 Reporting Personal Securities Transactions
The Code of Ethics requires four types of reports concerning personal securities transactions. The four types of reports are as follows:
•	On-line and/or hard copy pre-clearance forms;

•	Duplicate brokerage confirmations and brokerage statements;

•	Quarterly reports of transactions; and

•	Initial and Annual Personal Holdings Reports.
Each of these reports is described in greater detail below.
All personal securities transaction reports are retained by AGIA in a personal securities transactions file for each employee. If you would like to review your personal securities transactions file, please contact Compliance.
Each employee’s personal securities transactions file will be kept strictly confidential (although they may be disclosed to or reviewed with AGIA’s Compliance Committee or Senior Management). Accordingly, access to an employee’s personal securities transactions file will be limited to members of Compliance, the Compliance Committee, appropriate AGIA senior management personnel, and AGIA’s outside counsel. In addition, please remember that AGIA reserves the right, from time to time, to produce personal securities transactions records for examination by regulators, including the BAFin, the UK FSA, the Securities and Exchange Commission, the Federal Reserve Board, or other regulatory agencies, and may be required to provide them to other persons who are empowered by law to gain access to such materials.
4.5.1 Pre-Clearance Forms
Copies of all hard-copy pre-clearance forms and printouts of the emails from Compliance granting pre-clearance approval are retained in each employee’s personal securities transactions file, after they have been completed and reviewed. Copies of all hard-copy forms are available upon request to the employee for his or her records.
4.5.2 Duplicate Brokerage Confirmations
AGIA verifies compliance with the pre-clearance process by reviewing duplicate brokerage confirmations. Each employee must instruct each broker-dealer with whom he or she maintains an account, and with respect to all other accounts as to which the employee is deemed to have beneficial ownership, to send directly to Compliance a duplicate copy of all transaction confirmations generated by that broker-dealer for that account. AGIA treats these transaction confirmations as confidential. In order to ensure that duplicate brokerage confirmations are received for all employee trading accounts, all employees are

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required to complete a Trading Account Form (see Exhibit C) and to submit an updated Trading Account Form within 10 days of an account’s being added or deleted.
You and persons closely connected to you must disclose promptly every trading account that you maintain, and every new trading account that you open, to Compliance. Employees are required to seek approval from Compliance prior to opening brokerage accounts.
4.5.3 Quarterly Reports of Transactions
The reporting and recordkeeping requirements of the SEC applicable to AGIA as a registered investment adviser mandate that each officer, director, and employee of AGIA (including the Directors) must file a Quarterly Securities Transaction Report (see Exhibit D) with Compliance, within 30 days after the end of each quarter, whether or not the employee entered into any personal securities transactions during that quarter. The quarterly reporting process also enables AGIA to double-check that all personal securities transactions have been appropriately pre-cleared and reported to AGIA.
4.5.4 Initial and Annual Personal Holdings Reports
The pre-clearance and reporting process with respect to personal securities transactions is designed to minimize the potential for conflicts of interest between an employee’s personal investing and investments made by AGIA on behalf of its clients. However, potential conflicts of interest can arise when an AGIA employee owns a security that the firm holds, or is considering buying, on behalf of any AGIA client, even if the employee does not engage at that time in a personal securities transaction. As a result, the SEC has stated flatly that an investment adviser must require its employees to disclose all of their personal holdings upon their becoming employees and at least annually thereafter.
Initial disclosure of holdings information must be made within 10 calendar days of your being employed by AGIA. Annual Personal Holdings Reports (See Exhibit E) and a confirmation of current brokerage accounts must be submitted to Compliance by February 14 of each year and provide information as of a date not earlier than December 31 of the preceding year. Please note that this list must include holdings in Third Party Accounts, and must state the approximate value of the position. In general, the report need not include holdings of securities that are exempted from the requirements of the Code of Ethics, such as U.S. government securities or shares of open-end mutual funds. However, transactions involving sovereign debt issued by Germany, Japan or the United Kingdom must be reported. Please be aware that reports of personal holdings may be reviewed by Compliance and may be disclosed, when deemed

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necessary or appropriate, to appropriate members of AGIA management, and/or to AGIA’s legal representatives.
5. What Beneficial Ownership Means
The Code of Ethics provisions concerning reporting and prior approval cover all transactions in securities in which you (or persons closely connected to you) have a direct or indirect beneficial ownership. The term “beneficial interest” is defined in the federal securities laws and includes more than an ordinary ownership interest. Because beneficial interest can be interpreted very broadly, if you have any question concerning whether you have a beneficial interest in a security you should contact Compliance. However, in general, you may be deemed to have beneficial ownership under any of the following circumstances:
1.	You have the power to sell or transfer the security or you have the power to direct the sale or transfer;

2.	You have the power to vote the security or the power to direct the vote;

3.	You have an economic interest in the security; or

4.	You have the right to acquire, within 60 days, the power to sell, the power to vote, or an economic interest in the security.
6. Other Conflicts of Interest
As noted earlier, conflicts of interest can also arise in situations not involving personal securities transactions. Some of the situations that have been encountered in the past are set forth below:
6.1 Providing Investment Advice to Others
In order to avoid conflicts with the interests of our clients, you may not provide investment advice to anyone or manage any person’s portfolio on a discretionary basis, except for AGIA’s clients or members of your immediate family (as noted elsewhere, transactions by members of your immediate family are covered by the Code of Ethics). Thus, you should not give advice to anyone, other than members of your immediate family, concerning the purchase or sale of any security, and you should be especially cautious with respect to securities that are being purchased and sold (or are under consideration for purchase and sale) for AGIA client accounts. In particular, you may not provide investment advice or portfolio management services for compensation to any person, other than an AGIA client, under any circumstances, unless that arrangement is disclosed to and approved by AGIA.

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6.2 Favoritism and Gifts
You may not seek or accept gifts, favors, preferential treatment, or valuable consideration of any kind offered from certain persons because of your association with AGIA and which may raise doubts regarding your professionalism or independence. This prohibition applies to anyone who does business or is soliciting business with AGIA, as well as to any organization (such as a broker-dealer or other financial intermediary) engaged in the securities business. In addition, care should be taken to avoid the appearance of a conflict of interest that may have a potential negative impact on AGIA or the recipient when giving a gift or providing entertainment to a third party. The details of this policy are explained more fully in AGIA’s Gift and Entertainment Policy, which is available on Compliance Intranet site and in AGI Germany Compliance Manual.
6.3 Disclosure of Interests of Members of Immediate Family
The potential for a conflict of interest also can arise if a member of your immediate family is employed in the securities industry, or has an economic interest in any organization with which AGIA does business. If a member of your immediate family has such an employment relationship or such an economic interest, please notify the Compliance promptly.
6.4 Disclosure of Information Concerning Securities Recommendations and Transactions
Except as may be appropriate in connection with your job responsibilities, you may not release information to any person not affiliated with AGIA (except to those concerned with the transaction or entitled to the information on behalf of the client) as to the securities holdings of any client, any transactions executed on behalf of any client, or AGIA’s aggregate holdings in, or trading decisions or considerations regarding, any security. In particular, you must take special precautions not to disclose information concerning recommendations, transactions, or programs to buy or sell particular securities that are not yet completed or are under consideration, except (l) as necessary or appropriate in connection with your job responsibilities, (2) when the disclosure results from the publication of a prospectus, proxy statement, or other documents, as may be required under applicable securities laws, (3) in conjunction with a regular report to shareholders or to any governmental authority resulting in such information becoming public knowledge, (4) in conjunction with any report to which persons are entitled by reason of provisions of an investment management agreement or other similar document governing the operation of AGIA or an affiliate, (5) as may otherwise be required by law, or (6) after the information is otherwise publicly available.

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6.5 Prohibition on Serving as a Director
AGIA employees are prohibited from serving on the board of directors of any organization without prior approval of the Human Resources Department. Such approval will be given only where such board service is believed to be consistent with the interests of AGIA’s clients. If board service is authorized, appropriate procedures will be implemented to ensure that confidential information is not obtained or used by either the employee or AGIA.
6.6 Insider Trading
All employees are required to comply with AGI G’s Insider Trading Policy. The Insider Trading Policy prohibits trading, either personally or on behalf of others, on material nonpublic information, or communicating such information to others who trade in violation of law (known as “insider trading” and “tipping”). Although the pre-clearance, reporting, and trade restriction requirements of the Code of Ethics apply only to trading by employees and their members of their immediate families, the insider trading and tipping restrictions reach beyond employees’ immediate families to prohibit AGIA employees from illegally profiting (or avoiding losses), or from funneling illegal profits (or losses avoided), to any other persons. They also prohibit AGIA from insider trading or tipping in client accounts or the Funds. For more information, please consult the Insider Trading Policy or Compliance.
6.7 Political contributions policy
Making Political Contributions
One of the objectives of AGIA’s Code of Ethics is to ensure that conflicts of interest do not arise as a result of an employee’s position at AGIA. Contributions (financial or non-financial) made to certain political campaigns may raise potential conflicts of interest because of the ability of certain office holders to direct business to AGIA. For example, significant contributions to any person currently holding a public office, or any candidate running for these offices may raise concerns. As a result, employees may not make any contributions or gifts to any person currently holding these positions or running for these positions.
Soliciting Political Contributions
In soliciting political contributions from various people in the business community, you must never allow the present or anticipated business relationships of AGIA to be a factor in soliciting such contributions.

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7. Potential Consequences of Violations; Responsibilities of Supervisors
AGIA regards violations of the Code of Ethics as a serious breach of firm rules. Therefore, any employee who violates any element of the Code of Ethics (including the Gift Policy or Insider Trading Policy) may be subject to appropriate disciplinary action. Disciplinary action may include, but is not limited to, one or more of the following: 1) a written reprimand from Compliance that is maintained in your employee file, 2) monetary fines, 3) restrictions placed on your ability to trade in your personal account(s) and 4) termination of employment. Moreover, all employees should be aware that failure to comply with certain elements of AGIA’s Code of Ethics may constitute a violation of applicable national and foreign laws, and may subject that employee and the firm to a wide range of criminal and/or civil liability. Violations or potential violations of the Code of Ethics may be reported to authorities, such as the BAFin or the US SEC.
In addition, the regulations require AGIA and individual supervisors reasonably to supervise employees with a view toward preventing violations of law and of AGIA’s Code of Ethics. As a result, all employees who have supervisory responsibility should endeavor to ensure that the employees they supervise, including temporary employees and contractors, are familiar with and remain in compliance with the requirements of the Code of Ethics.
8. Questions Concerning the Code of Ethics
Given the seriousness of the potential consequences of violations of the Code of Ethics, all employees are urged to seek guidance with respect to issues that may arise. Resolving whether a particular situation may create a potential conflict of interest, or the appearance of such a conflict may not always be easy, and situations inevitably will arise from time to time that will require interpretation of the Code of Ethics to particular circumstances. Please do not attempt to resolve such questions yourself. In the event that a question arises as to whether a proposed transaction is consistent with the Code of Ethics, please address that question to Compliance before the transaction is initiated.
Although the Code of Ethics addresses many possible situations, other special situations inevitably will arise from time to time. If a particular transaction or situation does not give rise to a real or potential conflict of interest, or if appropriate safeguards can be established, Compliance may grant exceptions to provisions of the Code of Ethics. However, there can be no guarantee that an exception will be granted in any

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particular case, and no exception will be granted unless it is requested before you enter into a transaction.
9. Forms to be Executed
After you have read through all of the material included, please sign and return the acknowledgment to Compliance (see Exhibit G). Compliance has copies of the Personal Holdings Report available for your use. Authorization and reporting forms pertaining to securities transactions will be retained and will become a permanent part of your individual personal securities transactions file.

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EXHIBIT A-1
PERSONAL SECURITIES TRANSACTION PRE-CLEARANCE FORM

Employee Name	Proposed Trade Date:

Note: Trading is authorized only for this date.
I hereby certify as follows:
1.	I am familiar with AGIA’s Code of Ethics, and this transaction complies in all material respects with that policy. I understand that failure to comply with the Code of Ethics may result in severe civil and criminal penalties under applicable securities laws, as well as disciplinary action.

2.	I am not aware of any material, non-public information concerning this issuer or the market for its securities.

3.	To the best of my knowledge, except as otherwise disclosed to Compliance, AGIA or its affiliates has no plans to purchase or sell securities of this issuer within three business days of the proposed trade date.

Signature	Date

Security, Name or Description:

Is this Security currently followed by a AGI G analyst?	YES	NO

Is this transaction of limited availability?	YES	NO

Ticker Symbol:

Market	GTC/ Limit	Stop Loss

Buy or Sell:	Price:

AUTHORIZATION
EQUITY TRADING DEPARTMENT APPROVAL (All corporate securities, including derivatives of corporate securities). There are no orders pending for purchase or sale of the security for client accounts at this time.

Initials	Date
ANALYST OR PMT APPROVAL (All securities).
1.	I do not expect that this security will be recommended shortly for purchase or sale for client accounts.

2.	In the event the above security is not currently followed by AGI G, or is a transaction of limited availability, I believe the purchase of this security for AGIA accounts is inappropriate.

Initials	Date
COMPLIANCE DEPARTMENT APPROVAL (All securities)*

Initials	Date
*NOTE: This approval should be obtained last.

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EXHIBIT A-2
PERSONAL SECURITIES TRANSACTION PRE- CLEARANCE FORM
(Partnerships and LLCs)
Employee Name
I hereby certify as follows:
1.	I am familiar with AGIA’s Code of Ethics, and this transaction complies in all material respects with that policy. I understand that failure to comply with the Code of Ethics may result in severe civil and criminal penalties under applicable securities laws, as well as disciplinary.

2.	I am not aware of any material, non-public information concerning this issuer or the market for its securities.

Signature	Date

Proposed Trade Date:
Transaction Type:	Limited Partnership	General Partnership
	Limited Liability Company	Other
Security Name or Description:

Number of Shares or Principal Amount:

Buy or Sell:

AUTHORIZATION
All Securities:

Compliance Department	Initials Date
Approval*
*NOTE: This approval should be obtained last.

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EXHIBIT A-3
PERSONAL SECURITIES TRANSACTION PRE- CLEARANCE FORM
(Secondary Public Offerings and Private Placements)
Employee Name
I hereby certify as follows:
1.	I am familiar with AGIA’s Code of Ethics, and this transaction complies in all material respects with that policy. I understand that failure to comply with the Code of Ethics may result in severe civil and criminal penalties under applicable securities laws, as well as disciplinary action.

2.	I am not aware of any material, non-public information concerning this issuer or the market for its securities.

3.	To the best of my knowledge, except as otherwise disclosed to Compliance, AGIA has no plans to purchase or sell securities of this issuer within three business days of the proposed trade date, and no AGIA Account holds such security.

Signature	Date

Proposed Trade Date:	Note:	Trading is authorized only for the proposed date.

Security Name or Description:

Number of Shares or Principal Amount:

Secondary Offering:	Private Placement:

Market or Limit Order:	Buy or Sell:

AUTHORIZATION
All Securities:

Purchase of this security is not appropriate for AGIA accounts because:
.

Compliance	Initials Date
Approval*
*Note: This approval should be obtained last.

Column A Code of Ethics
EXHIBIT B
THIRD PARTY ACCOUNT CERTIFICATION
I hereby certify as follows:
1.	Employees of AGIA have a fiduciary responsibility to the clients of their employer. In order to satisfy that fiduciary responsibility and to comply with the requirements of the federal securities laws, I understand that I must adhere to certain procedures with respect to personal securities transactions in which I have a direct or indirect beneficial interest, whether or not such procedures may be burdensome or costly.

2.	I have read and understand the AGIA Code of Ethics and hereby certify that I have complied with all provisions of the Code of Ethics since the date on which I first became employed by AGIA, except as otherwise disclosed to Compliance of AGIA.

3.	I have asked for a waiver from the pre-trading securities transaction authorization procedures with respect to the trades for the Third Party Account (as defined in the AGIA Code of Ethics) of .

4.	I hereby certify that I exercise no direct or indirect influence or control over the investment decisions for the Third Party Account.

5. I certify that I have not, and will not, (i) engage in discussions concerning any action that AGIA may or may not take with respect to any security with any person outside of AGIA, including any member of my immediate family or any person(s) who has (have) direct or indirect influence or control over the investment decisions for the Third Party Account (“Control Persons”), while I am employed at AGIA, or (ii) provide investment advice to the Control Persons.
EMPLOYEE:

Date	(Name Please Print)

Signature

B-1

Column A Code of Ethics
EXHIBIT C
LIST OF TRADING ACCOUNTS IN WHICH YOU HAVE DIRECT OR INDIRECT BENEFICIAL OWNERSHIP*

Date
			Name of	Account
Institution’s Name	Institution’s Address	Account Number	Account Holder	Established	Relationship

Name of Employee
(Please Print)
I certify that I have disclosed to AGIA all trading accounts in which I have a direct or indirect beneficial interest.

Signature

Date:

*	Please list all accounts in which you have direct or indirect beneficial ownership (Beneficial ownership is explained in the Code of Ethics).

C-1

Column A Code of Ethics
EXHIBIT D
Print Name
QUARTERLY TRANSACTION REPORT
1ST Q     2ND Q     3RD Q     4TH Q
200_

I had no reportable security transactions for the shaded quarter above:
Signature

The following is a complete list of all security transactions that are required to be reported under AGIA’s Code of Ethics for the shaded quarter above:
Signature

# OF
	SHARES				ACCOUNT
DATE	BUY	SELL	PRICE	SECURITY	NUMBER	COMMENTS

If any activity – Compliance Review:

D-1

Column A Code of Ethics
EXHIBIT E
PERSONAL HOLDINGS REPORT
I hereby certify that the following is a complete and accurate representation of my securities holdings as of                                         :

Print Name:

Signed:	Date:

1. EQUITY AND EQUITY-RELATED INVESTMENTS

		No. of	Principal
Issuer and Ticker	Nature of Investment	Shares	Amount

E-1

Column A Code of Ethics
2. FIXED INCOME INVESTMENTS (Debt Instruments)

		Market Value of Securities (Check One)
		Less			More	No
		than	$1,000 –	$5,000 –	than	Value
Issuer/Title	Nature of Investment	$1,000	$5,000	$25,000	$25,000	Reported

3. OTHER INVESTMENTS (Limited Partnerships, etc.)

		Market Value of Securities (Check One)
		Less			More	No
		than	$1,000 –	$5,000 –	than	Value
Issuer	Nature of Investment	$1,000	$5,000	$25,000	$25,000	Reported

(To be signed and returned to the Compliance Department)

E-2

Column A Code of Ethics
Exhibit F
30-Day Notification Form
Employee Name
I hereby certify as follows:
1.	I am familiar with AGIA’s Code of Ethics, and this transaction complies in all material respects with the Code. I understand that the failure to comply with the Code of Ethics may result in severe civil and criminal penalties under applicable securities laws, as well as disciplinary action.

2.	I am not aware of any material, non-public information concerning this issuer or the market for its securities.

3.	I agree to cancel or not execute my order on the Execution Date if (i) I become aware of any material non- public information concerning the issuer at any time prior to the execution of my order, (ii) there is any reason why this order may harm or disadvantage any portfolio managed by AGIA, or (iii) the execution of the order would give rise to an appearance of impropriety.

Signature	Date

SELL ONLY
Security, Name or Description:
Execution Date:
Ticker Symbol:                           Number of Shares:

F-1

Column A Code of Ethics
EXHIBIT G
ACKNOWLEDGEMENT
I have received a copy of the Code of Ethics of AllianzGI Advisory GmbH (“AGIA”). I have read it and I understand it. As a condition of employment, I agree to comply with all of the provisions of the Code of Ethics and I agree to follow the procedures outlined therein, including, but not limited to, the personal security transactions prior approval and reporting requirements set forth therein. I also certify that I have complied with all of the provisions of the Code of Ethics since the date on which I first became employed by AGIA, except as otherwise disclosed to the Chief Compliance Officer. I further certify that I have not exceeded the number of roundtrip transactions allowed in any mutual fund that I have invested in. I also certify that I comply with AGIA’s management directive “Policy on Acceptance of Gifts and other Benefits”, “Insider Trading Policy” and AGIA’s management directive “E-mail Policy” from the date in which they are implemented. I authorize AGIA and each investment company managed by any such entity (hereinafter all such entities collectively referred to as “AGIA”) to furnish the information contained in any report of securities transactions filed by me to such national, state, and self-regulatory authorities as may be required by law or by applicable rules and regulations. Unless required to be disclosed by law, rule, regulation or order of such regulatory authority or of a court of competent jurisdiction, the information contained in such reports shall be treated as confidential and disclosed to no one outside AGIA without my consent.

Date

Name (Print)

Signature of Employee
(To be signed and returned to Compliance)

G-1